Exhibit 99.1

EARNINGS RELEASE
PR Contact: Laurie Schalow
(949) 524-4035
MediaRelations@chipotle.com IR Contact: Ashish Kohli, CFA (949) 524-4132 Akohli@chipotle.com

Chipotle ANNOUNCES SECOND QUARTER 2019 RESULTS

COMP SALES ACCELERATE TO 10%, DIGITAL SALES INCREASE 99%

NEWPORT BEACH, Calf. – July 23, 2019 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its second quarter ended June 30, 2019.

Second quarter highlights, year over year:

•	Revenue increased 13.2% to $1.4 billion
•	Comparable restaurant sales increased 10.0%, net of 40 bps from loyalty deferral, and included nearly 7% of comparable restaurant transaction growth
•	Digital sales grew 99.1% and accounted for 18.2% of sales for the quarter
•	Restaurant level operating margin was 20.9%, an increase from 19.7%
•

Diluted earnings per share was $3.22, net of a $0.77 after-tax impact from expenses related to restaurant asset impairment, corporate restructuring, and certain other costs, a 91.7% increase from $1.68. Adjusted diluted earnings per share excluding these charges was $3.99, a 39.0% increase from $2.87.[1]

•	Opened 20 new restaurants and closed 1

1 Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

“We’re pleased with our financial performance, which marks the sixth consecutive quarter of accelerating comps and reflects continued progress on our key strategic initiatives,” said Brian Niccol, Chief Executive Officer. “These strong results were delivered despite a tougher year over year comparison and benefited from better restaurant operations, more effective marketing, and leveraging our digital make line to grow sales and expand access.”

Results for the three months ended June 30, 2019:

Revenue in the second quarter increased to $1.4 billion, an increase of 13.2% compared with the same quarter a year ago. The increase in revenue was driven by a 10.0% increase in comparable restaurant sales.  Comparable restaurant sales improved primarily due to a nearly 7% increase in comparable restaurant transactions and an approximate  3.5% increase in the average check, which includes a benefit from menu price increases that were implemented during 2018, partially offset by approximately 40 basis points as a result of deferred revenue from our Chipotle Rewards loyalty program.

We opened 20 new restaurants during the quarter and closed 1, bringing the total restaurant count to 2,523.

Food, beverage and packaging costs were 33.7% of revenue, an increase of 110 basis points compared to the second quarter of 2018. The increase was primarily due to the increased cost of avocados and, to a lesser extent, increased dairy costs, partially offset by the benefit of menu price increases nationwide at the end of 2018.

Restaurant level operating margin was 20.9%, an increase from 19.7% in the second quarter of 2018.  The improvement was driven primarily by leverage from the comparable restaurant sales increase, partially offset by wage inflation at the crew level, higher food costs, and increased delivery, marketing and promotional expenses.

General and administrative expenses for the quarter was $121 million on a GAAP basis, or $97 million on a non-GAAP basis, excluding $4 million related to transformation expenses, and $20 million for legal reserves. GAAP and non-GAAP general and administrative expenses includes $21 million related to non-cash stock compensation, and $4 million related to higher bonus accruals from our strong operating performance and payroll taxes on stock option exercises. Without these items, underlying general and administrative expenses totaled $72 million for the second quarter of 2019, similar to the first quarter of 2019 and in-line with expectations. The $20 million for legal reserves related to legal proceedings, much of which relate to older cases, includes an estimate for the previously disclosed government investigation that has been on-going for nearly four years.

Impairment, closure costs, and asset disposals decreased $40.8 million for the three months ended June 30, 2019, compared to the second quarter 2018, primarily due to elevated impairment in the comparable period 2018.

The effective tax rate decreased to 26.6% for the three months ended June 30, 2019, from 33.3% in the second quarter of 2018.  The decrease was primarily due to current quarter excess tax benefits from stock compensation, and a favorable reduction in non-deductible employee meals, partially offset by a portion of the loss contingencies related to legal proceedings recorded this quarter that are non-deductible.

Net income was $91.0 million, or $3.22 per diluted share, an increase from $46.9 million, or $1.68 per diluted share, in the second quarter of 2018. Excluding the impact of restaurant closure costs, corporate restructuring, legal reserves, and certain other costs, adjusted net income was $112.9 million and adjusted diluted earnings per share was $3.99.

During the quarter, our Board of Directors approved the investment of up to an additional $100 million, exclusive of commissions, to repurchase shares of our common stock. This repurchase authorization, in addition to approximately $46.6 million available as of June 30, 2019, for repurchases under previously announced repurchase authorizations, may be modified, suspended, or discontinued at any time.

Outlook

For 2019, management is anticipating the following:

•	High single digit comparable restaurant sales growth, up from the prior mid to high single digit range expectation
•	140 to 155 new restaurant openings
•	An estimated underlying effective full year tax rate in the range of 26% and 29%

Definitions

The following definitions apply to these terms as used throughout this release:

•

Comparable restaurant sales, or sales comps, and comparable restaurant transactions, represent the change in period-over-period sales or transactions for restaurants in operation for at least 13 full calendar months.

•	Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.
•	Restaurant level operating margin represents total revenue less direct restaurant operating costs, expressed as a percent of total revenue.

Conference Call Details

Chipotle will host a conference call to discuss second quarter 2019 financial results on Tuesday, July 23, 2019 at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-888-317-6003 or for international callers by dialing 1-412-317-6061 and use code: 4273517. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. Chipotle had approximately 2,500 restaurants as of June 30, 2019, in the United States, Canada, the United Kingdom, France and Germany and is the only restaurant company of its size that owns and operates all its restaurants. With more than 80,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. Steve Ells, founder and executive chairman, first opened Chipotle with a single restaurant in Denver, Colorado in 1993. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” about our expected comparable restaurant sales, effective tax rate and estimated number of new restaurant openings in 2019, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers’ perceptions of our brand, including as a result of actual or rumored food-borne illness incidents or other negative publicity, the impact of competition, including from sources outside the restaurant industry, decreased overall consumer spending, or the inability to increase menu prices or realize the benefits of menu price increases; the risk of food-borne illnesses and other health concerns about our food or dining out generally; risks associated with our increased focus on our digital business, delivery orders and catering, including our inability to continue to grow these business lines and risks arising from our reliance on third parties to fulfill delivery orders; factors that could affect our ability to achieve our planned expansion, such as the availability of suitable new restaurant sites and our ability to attract and retain qualified employees; the performance of new restaurants and their impact on existing restaurant sales; the potential for increased labor costs or difficulty training and retaining qualified employees, including as a result of market pressures, enhanced food safety procedures in our restaurants, or new regulatory requirements; increases in the cost of food ingredients and other key supplies or higher food costs due to changes in supply chain protocols or new or increased export duties, tariffs or trade restrictions; risks related to our marketing and advertising strategies, which may not be successful and may expose us to liabilities;  risks relating to our expansion into new markets, including outside the U.S., or non-traditional restaurant sites; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity philosophy, including supply shortages and potential liabilities from advertising claims and other marketing activities related to this philosophy; privacy and cyber security risks associated with our acceptance of electronic payments or electronic storage and processing of confidential customer or employee information; risks relating to litigation, including possible governmental actions related to food-borne illness incidents, as well as class action litigation regarding employment laws, advertising claims or other matters; risks relating to the impact of social media, including the rapid proliferation of information about our restaurants or brand that may be unfavorable; risks regarding our ability to protect our brand and reputation; risks associated with our reliance on certain information technology systems; risks associated with our dependence on key personnel; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

 Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income

(unaudited)

(in thousands, except per share data)

	Three months ended June 30,
	2019		2018
Revenue	$1,434,231	100.0%	$1,266,520	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	483,284	33.7	413,096	32.6
Labor	368,053	25.7	341,842	27.0
Occupancy	89,923	6.3	86,772	6.9
Other operating costs	193,309	13.5	175,171	13.8
General and administrative expenses	121,395	8.5	85,153	6.7
Depreciation and amortization	51,642	3.6	49,193	3.9
Pre-opening costs	2,118	0.1	2,014	0.2
Impairment, closure costs, and asset disposals	4,487	0.3	45,322	3.6
Total operating expenses	1,314,211	91.6	1,198,563	94.6
Income from operations	120,020	8.4	67,957	5.4
Interest and other income, net	3,947	0.3	2,323	0.2
Income before income taxes	123,967	8.6	70,280	5.5
Provision for income taxes	(32,939)	(2.3)	(23,396)	(1.8)
Net income	$91,028	6.3%	$46,884	3.7%
Earnings per share:
Basic	$3.28		$1.69
Diluted	$3.22		$1.68
Weighted-average common shares outstanding:
Basic	27,720		27,819
Diluted	28,300		27,935

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income

(unaudited)

(in thousands, except per share data)

	Six months ended June 30,
	2019		2018
Revenue	$2,742,448	100.0%	$2,414,917	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	904,651	33.0	785,011	32.5
Labor	716,895	26.1	660,705	27.4
Occupancy	178,693	6.5	172,028	7.1
Other operating costs	368,052	13.4	323,240	13.4
General and administrative expenses	224,066	8.2	162,216	6.7
Depreciation and amortization	105,423	3.8	96,108	4.0
Pre-opening costs	3,058	0.1	4,663	0.2
Impairment, closure costs, and asset disposals	11,429	0.4	50,181	2.1
Total operating expenses	2,512,267	91.6	2,254,152	93.3
Income from operations	230,181	8.4	160,765	6.7
Interest and other income, net	7,076	0.3	3,717	0.2
Income before income taxes	237,257	8.7	164,482	6.8
Provision for income taxes	(58,097)	(2.1)	(58,152)	(2.4)
Net income	$179,160	6.5%	$106,330	4.4%
Earnings per share:
Basic	$6.47		$3.82
Diluted	$6.35		$3.81
Weighted-average common shares outstanding:
Basic	27,708		27,865
Diluted	28,209		27,942

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	June 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$299,913	$249,953
Accounts receivable, net of allowance for doubtful accounts of $81 and $0 as of June 30, 2019 and December 31, 2018, respectively	49,362	62,312
Inventory	21,144	21,555
Prepaid expenses and other current assets	44,116	54,129
Investments	417,867	426,845
Total current assets	832,402	814,794
Leasehold improvements, property and equipment, net	1,387,896	1,379,254
Restricted cash	28,543	30,199
Right of use assets	2,370,710	-
Other assets	17,817	19,332
Goodwill	21,939	21,939
Total assets	$4,659,307	$2,265,518
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$99,007	$113,071
Accrued payroll and benefits	98,800	113,467
Accrued liabilities	126,879	147,849
Unearned revenue	61,794	70,474
Current operating lease liabilities	161,253	-
Income tax payable	535	5,129
Total current liabilities	548,268	449,990
Deferred rent	-	330,985
Long-term operating lease liabilities	2,534,769	-
Deferred income tax liabilities	4,407	11,566
Other liabilities	33,814	31,638
Total liabilities	3,121,258	824,179
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of June 30, 2019 and December 31, 2018, respectively	-	-
Common stock, $0.01 par value, 230,000 shares authorized, 36,193 and 35,973 shares issued as of June 30, 2019 and December 31, 2018, respectively	362	360
Additional paid-in capital	1,414,420	1,374,154
Treasury stock, at cost, 8,469 and 8,276 common shares at June 30, 2019 and December 31, 2018, respectively	(2,621,922)	(2,500,556)
Accumulated other comprehensive loss	(5,261)	(6,236)
Retained earnings	2,750,450	2,573,617
Total shareholders' equity	1,538,049	1,441,339
Total liabilities and shareholders' equity	$4,659,307	$2,265,518

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Six months ended
	June 30,
	2019	2018
Operating activities
Net income	$179,160	$106,330
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	105,423	96,108
Amortization of operating lease assets	77,438	-
Deferred income tax (benefit) provision	(6,349)	16,948
Impairment, closure costs, and asset disposals	4,944	50,181
Bad debt allowance	85	106
Stock-based compensation expense	40,321	23,645
Other	(2,588)	(1,228)
Changes in operating assets and liabilities:
Accounts receivable	18,275	16,621
Inventory	421	(1,007)
Prepaid expenses and other current assets	(13,617)	(19,490)
Other assets	2,907	3,776
Accounts payable	(10,319)	14,451
Accrued payroll and benefits	(16,526)	15,400
Accrued liabilities	7,659	7,100
Unearned revenue	(8,681)	(18,516)
Income tax payable/receivable	(4,593)	(23,003)
Deferred rent	-	11,455
Operating lease liabilities	(74,346)	-
Other long-term liabilities	901	(3,459)
Net cash provided by operating activities	300,515	295,418
Investing activities
Purchases of leasehold improvements, property and equipment	(142,002)	(128,505)
Purchases of investments	(208,253)	(208,294)
Maturities of investments	220,000	185,000
Net cash used in investing activities	(130,255)	(151,799)
Financing activities
Acquisition of treasury stock	(111,542)	(97,528)
Tax withholding on share-based compensation awards	(10,398)	(4,273)
Stock plan transactions and other financing activities	(510)	(55)
Net cash used in financing activities	(122,450)	(101,856)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	494	(715)
Net change in cash, cash equivalents, and restricted cash	48,304	41,048
Cash, cash equivalents, and restricted cash at beginning of period	280,152	214,170
Cash, cash equivalents, and restricted cash at end of period	$328,456	$255,218
Supplemental disclosures of cash flow information
Income taxes paid	$69,075	$64,184
Purchases of leasehold improvements, property, and equipment accrued in accounts payable and accrued liabilities	$27,119	$26,154
Acquisition of treasury stock accrued in accounts payable and accrued liabilities	$1,900	$635

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

	For the three months ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2019	2019	2018	2018	2018
Number of restaurants opened	20	15	40	28	34
Restaurant closures	(1)	(2)	(8)	(32)	(7)
Restaurant relocations	-	-	(4)	-	(1)
Number of restaurants at end of period	2,523	2,504	2,491	2,463	2,467
Average restaurant sales	$2,099	$2,048	$2,004	$1,980	$1,950
Comparable restaurant sales increase	10.0%	9.9%	6.1%	4.4%	3.3%

Chipotle Mexican Grill, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except per share amounts)

(unaudited)

The following provides a reconciliation of non-GAAP financial measures presented in the text above to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Adjusted net income is net income excluding restaurant asset impairment, corporate restructuring, and certain other costs. Adjusted diluted earnings per share is adjusted net income divided by diluted weighted-average common shares outstanding. We believe that these measures enhance investors’ ability to compare the past financial performance of our underlying business with our current business performance and reflect the performance of our underlying restaurants separate from asset impairment, corporate restructuring and certain other costs at the corporate level. Management uses these non-GAAP measures for similar purposes. Our adjusted net income and adjusted diluted earnings per share measure may not be comparable to other companies’ adjusted income measures.

Adjusted Net Income and Adjusted Diluted Earnings Per Share

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income	$91,028	$46,884	$179,160	$106,330
Non-GAAP adjustments:
Restaurant closure costs:
Operating lease asset impairment and other restaurant closure costs(1)	480	25,166	580	25,166
Accelerated depreciation(2)	-	-	82	-
Duplicate rent expense(3)	305	-	826	-
Corporate Restructuring:
Operating lease asset impairment and other office closure costs(4)	325	16,299	1,720	16,299
Accelerated depreciation(2)	27	-	109	-
Duplicate rent expense(3)	961	-	2,159	-
Employee related restructuring costs(5)	2,638	(2,526)	5,861	(2,526)
Legal Proceedings(6)	19,600	3,000	19,600	3,000
Other Adjustments(7)	-	-	930	-
Total non-GAAP adjustments	$24,336	$41,939	$31,867	$41,939
Tax effect of non-GAAP adjustments(8)	(2,514)	(8,587)	(2,687)	(8,587)
After tax impact of non-GAAP adjustments	$21,822	$33,352	$29,180	$33,352
Adjusted net income	$112,850	$80,236	$208,340	$139,682

Diluted weighted-average number of common shares outstanding	28,300	27,935	28,209	27,942
Diluted earnings per share	$3.22	$1.68	$6.35	$3.81
Adjusted diluted earnings per share	$3.99	$2.87	$7.39	$5.00

(1) Operating lease asset impairment charges, and other closure expenses for restaurant closures announced in June 2018 due to underperformance.
(2) Accelerated depreciation for restaurant and office closures announced in June 2018 due to underperformance and the corporate restructuring.
(3) Duplicate rent expense for the corporate headquarter relocation and office consolidation announced in May 2018 and for closed restaurants.
(4) Operating lease asset impairment charges and other closure expenses for the corporate headquarter relocation and office consolidation announced in May 2018.
(5) Costs for employee severance, stock modifications, transition expenses, recruitment, relocation costs, third party and other employee-related costs.

(6) For 2019, estimated costs relating to several existing legal proceedings and, for 2018, the uninsured portion of a judgment in a single legal proceeding.  These amounts are expected to exceed typical costs for these types of legal proceedings.

(7) For the six months ended June 30, 2019, consists of an asset impairment charge related to a reconfiguration of our human resource capital management system to support the restructured organization.

(8) For the three months ended June 30, 2019, includes a $3,843 adjustment for non-tax deductible costs related to litigation matters. For the six months ended June 30, 2019, includes a $3,843 adjustment for non-taxable costs related to litigation and includes a write-off of deferred tax assets related to expired stock awards of $1,583.